Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Iridium Communications Inc. on Form S-3, in connection with the registration of common stock, common stock upon exercise of founders warrants and founders warrants of our report dated March 28, 2008 with respect to our audit of the financial statements for the period ended December 31, 2007, included in the December 31, 2009 annual report on Form 10-K of Iridium Communications Inc.

We also consent to the reference to our firm under the heading “Experts” in the Registration Statement on Form S-3.

/s/ Eisner LLP

New York, New York
March 16, 2010